Exhibit 5.1

ROPES & GRAY LLP 1900 UNIVERSITY AVENUE, 6th FLOOR EAST PALO ALTO, CA 94303-2284 WWW.ROPESGRAY.COM

April 29, 2015

Carbylan Therapeutics, Inc.

3181 Porter Drive

Palo Alto, CA 94304

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 2,467,625 shares of common stock, $0.001 par value (the “Shares”), of Carbylan Therapeutics, Inc., a Delaware corporation (the “Company”), issuable under the Company’s Amended and Restated 2004 Stock Option Plan, as amended, the Company’s 2014 Stock Option Plan and the Company’s 2015 Incentive Plan (collectively, the “Plans”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plans. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP